Exhibit 3.272

SECRETARY OF STATE STATE CONTROL 500E. CAPTITOL AVE FIERRE S.D 57501 605-773-4845	ARCLES OF ORGANIZATION OF A DOMESTIC LIMITED LIABILITY COMPANY	RECEIVED JUL 17 2007 S.D SEC. OF STATE
1.	The [illegible] of the Limited Liability Company is: BURLINGTON COAT FACTORY OF SOUTH DAKOTA, LLC
2.	The duration of the company if other than perpetual is: N/A
3.	The address of the initial designated office is: 1830 ROUTE 130 NORTH LEGAL DEPARTMENT

BURLINGTON NJ 08016

4.	The name and street address of the Initial agent for service of process is: CT CORPORATION SYSTEM 319 SOUTH COTEAU STREET PIERRE, SOUTH DAKOTA 57501
5.	The name and address of each organizer:

ROBERT L. LAPANTA JR.

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North, Burlington, NJ 08016

6. If the company is to be a manager-managed company rather than a member company, the name address of each initial manager is:

N/A

7.	Whether one or more of the members of the company are to be liable for its debts and obligation under SDCL 47-34a-303 (c).

N/A

8.	Any other provisions not inconsistent with law, which the members elect to set out in the articles of organization

N/A

The Articles of Organization must be signed by the organizers and must state to the signature the name and capacity of the signer.

Date 7/12/07 /s/ ROBERT L. LAPENTA, VP & TREASURER

Signature and Title

Signature and Title

The consent of Appointment below must be signed by the registered agent.

CINSENT OF APPOINTMENT BY THE REGISTERED AGENT

I, CT Corporation System, hereby give my consent to serve as the name of registered agent

registered agent for Burlington Coat Factory of South Dekota, LLC

Dated 7/2/07 /s/JAMES M. NEWSOME

SIGNATURE

JAMES M. NEWSOME

Special assistant Secretary

FILING INSTRUCTIONS

One or more persons may organize a Limited Liability Company

One original and one exact or conformed copy must be submitted

FILING FEE $125